Exhibit 99.1
FOR IMMEDIATE RELEASE

April 29, 2014

Contact:

Corporate Communications
Federal Home Loan Bank of Dallas
www.fhlb.com
(214) 441-8445

Federal Home Loan Bank of Dallas
Reports First Quarter Operating Results

DALLAS, TEXAS, April 29, 2014 - The Federal Home Loan Bank of Dallas (Bank) today reported net income of $12.9 million for the quarter ended March 31, 2014.

Total assets at March 31, 2014 were $30.6 billion, compared with $30.2 billion at December 31, 2013. The $0.4 billion increase in total assets for the first quarter was attributable primarily to a $1.1 billion increase in the Bank's short-term liquidity portfolio, offset by a $0.7 billion decline in its advances.

Advances totaled $15.3 billion at March 31, 2014, compared with $16.0 billion at December 31, 2013. The Bank's lending activities generally remained subdued during the quarter due largely to high deposit levels and weak demand for loans at member institutions.

The Bank's long-term held-to-maturity securities portfolio, which is comprised substantially of U.S. agency mortgage-backed securities (MBS), totaled $5.1 billion and $5.2 billion at March 31, 2014 and December 31, 2013, respectively. The unpaid principal balance of the Bank’s investments in non-agency (private-label) residential MBS (RMBS), all of which are classified as held-to-maturity, totaled $203.5 million at March 31, 2014, compared with $211.0 million at December 31, 2013. The Bank's long-term available-for-sale securities portfolio, which is comprised entirely of U.S. agency and other highly rated debentures, totaled $5.5 billion at both March 31, 2014 and December 31, 2013. The Bank's short-term liquidity portfolio (comprised of non-interest bearing excess cash balances, overnight federal funds sold, overnight reverse repurchase agreements and U.S. Treasury Bills) totaled $4.4 billion at March 31, 2014, compared with $3.3 billion at December 31, 2013.

The Bank's retained earnings increased to $667.4 million at March 31, 2014, from $655.5 million at December 31, 2013. On March 31, 2014, a dividend of $1.0 million was paid to the Bank's shareholders. Accumulated other comprehensive loss attributable to the non-credit portion of previous other-than-temporary impairment losses on the Bank's non-agency RMBS holdings declined from $33.2 million at December 31, 2013 to $31.3 million at March 31, 2014. Accumulated other comprehensive income (loss) attributable to net unrealized gains (losses) on the Bank's available-for-sale securities portfolio totaled $24.4 million and ($0.9 million) as of March 31, 2014 and December 31, 2013, respectively.

Additional selected financial data as of and for the quarter ended March 31, 2014 is set forth below. Further discussion and analysis regarding the Bank's results will be included in its Form 10-Q for the quarter ended March 31, 2014 to be filed with the Securities and Exchange Commission.

About the Federal Home Loan Bank of Dallas

The Federal Home Loan Bank of Dallas is one of 12 district banks in the FHLBank System created by Congress in 1932. The Bank is a member-owned cooperative that supports housing and community development by providing competitively priced loans (known as advances) and other credit products to approximately 900 members and associated institutions in Arkansas, Louisiana, Mississippi, New Mexico and Texas. For more information, visit the Bank's website at fhlb.com.

Federal Home Loan Bank of Dallas
Selected Financial Data
As of and For the Quarter Ended March 31, 2014
(Unaudited, in thousands)

	March 31, 2014	December 31, 2013
Selected Statement of Condition Data:

Assets
Investments (1)	$13,387,482	$13,130,343
Advances	15,340,791	15,978,945
Mortgage loans held for portfolio, net	85,838	91,110
Cash and other assets	1,821,252	1,021,426
Total assets	$30,635,363	$30,221,824

Liabilities
Consolidated obligations
Discount notes	$7,798,189	$5,984,530
Bonds	20,146,668	21,486,712
Total consolidated obligations	27,944,857	27,471,242
Mandatorily redeemable capital stock	3,961	3,065
Other liabilities	940,836	1,001,013
Total liabilities	28,889,654	28,475,320
Capital
Capital stock — putable	1,083,879	1,123,675
Retained earnings	667,363	655,470
Total accumulated other comprehensive income (loss)	(5,533)	(32,641)
Total capital	1,745,709	1,746,504
Total liabilities and capital	$30,635,363	$30,221,824

Total regulatory capital (2)	$1,755,203	$1,782,210

For the Quarter Ended
March 31, 2014

Selected Statement of Income Data:

Net interest income	$28,718
Other income	2,848
Other expense	17,219
AHP assessment	1,435
Net income	$12,912

(1)
Investments consist of interest-bearing deposits, securities purchased under agreements to resell, federal funds sold, trading securities, available-for-sale securities and held-to-maturity securities.

(2)	As of March 31, 2014 and December 31, 2013, total regulatory capital represented 5.73 percent and 5.90 percent, respectively, of total assets as of those dates.
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